EXHIBIT 3.4

CERTIFICATE OF ELIMINATION

WITH RESPECT TO

SERIES I CONVERTIBLE PREFERRED STOCK

OF

CRIMSON EXPLORATION INC.

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Crimson Exploration Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to Section 151 of the DGCL and authority granted in the Company’s Certificate of Incorporation, as amended, the Board of Directors of the Company (the “Board”) previously designated 1,750,000 shares of the Company’s authorized but unissued Preferred Stock, par value $0.01 per share (the “Preferred Stock”), as Series I Convertible Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”), in the Certificate of Designation, Preferences and Rights of the Series I Preferred Stock originally filed in the office of the Secretary of State of the State of Delaware on October 25, 2010, and in full force and effect on the date hereof.

SECOND:  That the following resolutions with respect to the proposed elimination of the Series I Preferred Stock have been duly adopted by the Board:

RESOLVED, that no shares of the Series I Preferred Stock are outstanding and none will be issued; and

FURTHER RESOLVED, that the Chief Executive Officer, Chief Financial Officer or any Vice President of the Company (each an “Authorized Officer” and collectively, the “Authorized Officers”) be, and each of them, acting alone, hereby is, authorized and empowered, pursuant to Section 151(g) of the DGCL, to file with the Secretary of State of the State of Delaware a Certificate of Elimination, in the name of and on behalf of the Company, which eliminates from the Company’s Certificate of Incorporation, as amended, all reference to the Series I Preferred Stock.

THIRD:  That none of the authorized shares of the Series I Preferred Stock are outstanding and none will be issued.

FOURTH:  That in accordance with the provisions of Section 151(g) of the DGCL, the Company’s Certificate of Incorporation is hereby amended to eliminate all reference to the Series I Preferred Stock, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the Preferred Stock, without designation as to series.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its Senior Vice President and Chief Financial Officer this 16th day of August, 2011.

CRIMSON EXPLORATION INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief
Financial Officer

Certificate of Elimination
With Respect to
Series I Convertible Preferred Stock
of
Crimson Exploration Inc